GlobalWise Investments, Inc. www.GlobalWiseInvestments.com Matthew Chretien, Interim President & CEO 614-388-8909 Contact@GlobalWiseInvestments.com

Exhibit 99.1

GlobalWise Investments Reports Financial Results for Third Quarter 2013

COLUMBUS, OH – (Marketwire – November 14, 2013) – GlobalWise Investments, Inc. (OTCQB: GWIV) (OTCBB: GWIV) (the “Company”) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, announce financial results for the third quarter ended September 30, 2013.

The Company's total revenues for the quarter ended September 30, 2013 were $381,078 as compared to $711,737 for the three months ended September 30, 2012, a decrease of $330,659, or 46%, primarily attributable to decreases in revenues from software licenses with and without professional services and consulting services. Gross profits were $266,162 for the quarter ended September 30, 2013 as compared to $484,205 for the quarter ended September 30, 2012, representing a decrease of 45%, primarily as a result of the decrease in revenues.

GlobalWise's costs of revenues were $114,916 and $227,532 for the quarters ended September 30, 2013 and September 30, 2012, respectively, representing a decrease of $112,616 or 49%. The decrease in cost of revenues is primarily the result of a decrease in third-party costs in connection with a client document conversion project in 2012. As a result, gross margins were 70% and 68% for the quarters ended September 30, 2013 and September 30, 2012, respectively, an increase of 2%.

Total operating expenses for the quarter ended September 30, 2013 were $767,533 as compared to $889,776 during the quarter ended September 30, 2012, representing a decrease of $122,243 or 14%.

As a result, GlobalWise reported a net loss of $541,412 for the quarter ended September 30, 2013 compared to a net loss of $492,607 for the quarter ended September 30, 2012, representing an increase of $48,805.

Matthew Chretien, Interim President and CEO of GlobalWise stated, “While our revenue growth has slowed down, public awareness of cloud-based computing, storage and retrieval is helping our marketing efforts to the smaller SMB clients. Our software as a service (SAAS) offering Intelli-CloudTM is sold through our expanding base of channel partners that creates a low-cost sales delivery mechanism coupled with a high-margin software product. The recent conferences we attended, is helping us broaden our message to a larger group, as well as increase our number of channel partners. Our channel partnerships with companies like MWAi are gaining traction and I was honored to participate in the 2013 Innovation Fair in Japan with the rest of the Technology United members. I am enthusiastic regarding the expected increased performance and commitment from our channel partners, but still expect fluctuations in revenue as we evolve from historically premised-based software solutions sold over a long sales cycle to cloud-based solutions.”

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

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GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Balance Sheets

ASSETS
	Unaudited
	September 30,	December 31,
	2013	2012

Current assets:
Cash	$170,975	$46,236
Accounts receivable, net	532,965	332,413
Prepaid expenses and other current assets	56,761	40,026

Total current assets	760,701	418,675

Property and equipment, net	61,280	58,129
Other assets	31,003	37,239

Total assets	$852,984	$514,043

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$462,548	$1,143,265
Deferred revenues	648,406	571,268
Derivative Liability	-	15,470
Notes payable - current	305,809	563,009
Convertible note payable, net of discount	-	107,518
Notes payable - related party - current	230,415	95,000
Total current liabilities	1,647,178	2,495,530

Long-term liabilities:
Deferred compensation	215,012	309,740
Notes payable - net of current portion	1,210,992	1,509,265
Notes payable - related party	-	369,415
Deferred interest expense	73,316	41,440
Other long-term liabilities - related parties	30,091	72,033

Total long-term liabilities	1,529,411	2,301,893

Total liabilities	3,176,589	4,797,423

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 47,362,047 and 36,490,345
shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	54,363	36,492
Additional paid-in capital	4,912,814	1,348,794
Accumulated deficit	(7,290,782)	(5,668,666)
Total stockholders' deficit	(2,323,605)	(4,283,380)
Total liabilities and stockholders' deficit	$852,984	$514,043

GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Sale of software licenses without professional services	$11,263	$84,134	$150,542	$140,812
Sale of software licenses with professional services	72,852	307,167	192,585	720,562
Software as a service	34,919	25,425	104,030	79,062
Software maintenance services	211,759	201,539	648,765	574,848
Consulting services	50,285	93,472	221,192	444,066

Total revenues	381,078	711,737	1,317,114	1,959,350

Cost of revenues:
Sale of software licenses without professional services	6,609	8,271	19,712	40,103
Sale of software licenses with professional services	48,810	109,229	280,761	372,084
Software as a service	6,881	7,478	20,684	21,372
Software maintenance services	32,172	34,719	92,496	96,003
Consulting services	20,444	67,836	63,112	292,080

Total cost of revenues	114,916	227,532	476,765	821,641

Gross profit	266,162	484,205	840,349	1,137,709

Operating expenses:
General and administrative	566,448	589,403	1,642,065	1,758,602
Sales and marketing	193,579	293,636	673,601	938,969
Depreciation	7,506	6,737	19,622	21,174

Total operating expenses	767,533	889,776	2,335,288	2,718,745

Loss from operations	(501,371)	(405,571)	(1,494,939)	(1,581,036)

Other income (expense)
Derivative gain	-	-	15,470	-
Interest expense, net	(40,041)	(87,036)	(142,647)	(214,695)

Total other income (expense)	(40,041)	(87,036)	(127,177)	(214,695)

Net loss	$(541,412)	$(492,607)	$(1,622,116)	$(1,795,731)

Basic and diluted net loss per share:	$(0.01)	$(0.01)	$(0.03)	$(0.05)

Weighted average number of common shares
outstanding - basic and diluted	47,362,047	33,022,913	47,362,047	32,082,486